Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statements (No. 333-121537 and No. 333-141488) on Form S-3 of TC PipeLines, LP of our report dated February 27, 2008 with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2007 and 2006, and the related statements of income, comprehensive income, cash flows and changes in partners’ equity for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Omaha, Nebraska
April 29, 2008